Exhibit 10.14

July 15, 2025

Brian John

Caring Brands Inc.

130 S Indian River Drive

Suite 202 PBM# 1232

Fort Pierce FL 34950

Dear Brian:

I am pleased to submit this letter to describe consulting services that I will provide to Caring Brands Inc. (the “Company”.) Upon the Company’s countersignature, this letter will become our arrangement letter for this engagement, and we can get started.

Background

I do share your sense of urgency regarding identifying and implementing steps to provide accounting services to the Company. My services would be driven by your needs and would generally include SEC Accounting, footnotes to the financial statements, consolidations, acquisition accounting, revenue recognition and financial statement preparation. You shared with me many near-term needs and pending initiatives, including the Company uplisting from the OTC to Nasdaq in the coming months. In the following section, I describe a suggested scope of work that, after any adjustment, should be pursued in a sequential fashion so that the most urgent issues are addressed first, and later initiatives build on the outcome of earlier tasks.

Goals and Objectives

1.	Assist the CFO in completing the third-party financial audit of the Company.
2.	Facilitate interaction with third-party auditors.
3.	Implementing a business proforma model that drives more accurate revenue and cash flow predictions.
4.	Plan and build out the accounting and finance functions to ensure compliance and protect shareholder value pre and post-uplist.

Scope of Work

Not all of the scope details have been identified, but will become evident as the work progresses. I will discuss my recommendations with you as early as possible and continue to check-in often so that our expectations are consistently aligned. The process that I envision is as follows:

I will work closely with the CFO, auditors and accounting staff to identify the potential risk areas for the financial statements and plan and build out the accounting and finance functions to ensure compliance and protect shareholder value both pre and post-uplist. I will assist in the financial statement preparations as needed, including footnotes to the financial statements, consolidations, acquisition accounting, revenue recognition and financial statement preparation.

Fees

My consulting fees for this engagement will be a combination of an hourly rate of $150 per hour and a stock option (or equivalent equity-based award) grant contingent upon the Company’s successful uplisting to the Nasdaq Stock Market. Upon such uplisting, and subject to Board approval, I would receive a grant of 100,000 stock options with a strike price of $1.45 per share which reflects the closing price of the Company’s common stock as of the date of this agreement. Of these, 50,000 options would vest immediately upon grant, with an additional 10,000 vesting on the first day of each subsequent month provided this agreement has not been terminated by you. After one year, we will review this agreement and renew or renegotiate. The Company will reimburse me for all direct reasonable expenses, including travel.

It is important that my bills never surprise clients. As the engagement proceeds, I will frequently review with you the projects and tasks that I plan to undertake and the expected hours and timing to complete such work. I invoice for agreed fees every week and expect payment by the end of the following week.

Engagement Understandings

We mutually agree that this arrangement is an independent contractor relationship and not an employment agreement. I will not be an officer or authorized agent of the Company for legal purposes. Rather, any recommendations of significant actions will be bought to your attention (or to Company managers that you designate) for formal decisions / actions.

As an independent contractor and not an officer or agent of the Company, the Company agrees to indemnify me and hold me harmless from any asserted liability, claim or damage that may arise from its business or from the engagement except in the case of proven fraud or proven intentional misconduct.

Confidentiality and Non-Disclosure

As an essential part of this engagement, I agree to protect the confidentiality of all information related to the engagement and the Company’s businesses and not to disclose any such information except as agreed by the Company.

Termination

Company has the right to terminate this engagement for convenience - at any time and for any reason or no reason. Upon termination, you agree to pay me for billed or unbilled work completed before termination.

If I terminate the agreement for currently unforeseen reasons, I will provide as much notice of such termination as possible and work with you to accomplish a smooth transition.

Thank you for the opportunity and I look forward to working with you.

Sincerely,	Accepted by:

Tyler Moore	Brian John
Consultant	Authorized signor for Caring Brands Inc.